UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2008

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of December 2008 issued on December 31, 2008 appears below.

December 31, 2008

TO: All Stockholders
(individually addressed)

SUBJECT: Report for the Month

At the Bank

The Federal Home Loan Bank of New York continued to achieve solid financial results in 2008 while operating in unprecedented uncertain market conditions and in a national economy that has been in a recession for a year. The external challenges in the financial services industry have been, at times, nothing short of breathtaking.

I am pleased to report that, during this turmoil, the New York Home Loan Bank has remained focused on our core mission of providing our hometown member lenders with needed liquidity. Advances, at par, increased over 27% during the year to approximately $103 billion as we begin to close the books on 2008. One point to be highlighted is that, from the outset of the crisis, the Home Loan Bank and our community member lenders have continued to perform well. This is because our members know their communities and their customers and follow a traditional, conservative, and sensible approach when making a loan. Our members share the belief that a responsible mortgage loan is one that is appropriately underwritten and suitable for the customer. They know that good credit counts.

We have set the course and executed the plans that make the Bank an organization of which you can be proud -- our dedicated staff, a seasoned management team, and an outstanding Board of Directors. And I am delighted to formally announce the results of the 2008 Independent Directors Election that will ensure the continuation of an experienced and strong Board.

FHLBNY Announces Board of Directors Election Results

The Federal Home Loan Bank of New York ("FHLBNY") is pleased to announce that Ms. C. Cathleen Raffaeli, Rev. Edwin C. Reed, and Dr. DeForest B. Soaries, Jr., have each been elected by the FHLBNY’s members to serve as independent directors on the FHLBNY Board. This election marked the first time that our members have elected the Board’s independent directors, and I thank you all for your participation in this historic vote.

Ms. Raffaeli and Rev. Reed, who currently serve on the Board, were elected to serve four-year terms beginning on January 1, 2009, and ending on December 31, 2012. Dr. DeForest B. Soaries, Jr., was elected to serve a three-year term beginning on January 1, 2009, and ending on December 31, 2011. In addition, Rev. Reed will continue to serve as a public interest director. Public interest directorships are a subset of independent directorships.

Two hundred ninety-one members were eligible to vote in this election. Of this number, 110 members voted, representing 38% of the total eligible to vote. The total number of eligible votes that could be cast for each directorship was 12,188,207. To be elected, each candidate needed to receive at least 20% of the number of total eligible votes, and this threshold was passed by each of the candidates:

• Ms. Raffaeli received 4,493,466 votes, representing 37% of total eligible votes.
• Rev. Reed received 4,620,281 votes, representing 38% of total eligible votes.
• Dr. Soaries received 4,378,983 votes, representing 36% of total eligible votes.

Ms. Raffaeli has been the President and Managing Director of the Hamilton White Group, LLC, Pound Ridge, New York, since 2002. The Hamilton White Group is an advisory firm dedicated to assisting companies to grow their businesses and pursue new markets. From 2004 to 2006, she was also the President and Chief Executive Officer of the Cardean Learning Group. Additionally, she served as the President and Chief Executive Officer of Proact Technologies, Inc., from 2000 to 2002 and Consumer Financial Network from 1998 to 2000. Ms. Raffaeli also served as the Executive Director of the Commercial Card Division of Citicorp and worked in executive positions in Citicorp’s Global Transaction Services and Mortgage Banking Divisions from 1994 to 1998. She has also held senior positions at Chemical Bank and Merrill Lynch. Ms. Raffaeli serves on the Board of Directors of E*Trade, American Home Mortgage Holdings, Inc., and Indecomm Global, a privately held company.

Rev. Reed has served as CEO of the Greater Allen Development Corporation ("Allen Corporation"), Jamaica, New York, since July 2007. The Allen Corporation, with funding of more than $31 million, annually rehabilitates communities by sponsoring affordable housing, developing and managing 14 commercial stores, operating a community service center, and providing quality education for over 500 students. Rev. Reed was previously the Chief Financial Officer of Greater Allen AME Cathedral, located in Jamaica, Queens, from 1996 to July 2007. From 1986 to 1995, Rev. Reed served as the campaign manager and Chief of Staff for Congressman Floyd Flake. Prior to becoming involved in public policy, Rev. Reed managed a $6 billion liquid asset portfolio for General Motors and was a financial analyst for Chevrolet, Oldsmobile, Pontiac, Cadillac, Buick, and GM of Canada. Rev. Reed gained his initial financial experience as a banker at First Tennessee Bank in Memphis, Tennessee. Rev. Reed earned a Masters of Business Administration from Harvard Business School, a Bachelor of Business Administration from Memphis State University, and a Masters of Divinity at Virginia Union University. He currently serves in the following organizations: Commission Member, New York City Traffic Mitigation Congestion Commission; Vice Chairman of the Board of Trustees, Hofstra University; Chairman, Jamaica Business Resource Center; Treasurer, Outreach Project; and Board Member of JP Morgan Chase Bank National Community Advisory Board, Wheelchair Charities, Allen Transportation, Allen Women’s Resource Center, and Allen Housing Development Corporation.

Dr. Soaries is the Senior Pastor of the First Baptist Church of Lincoln Gardens in Somerset, New Jersey. A pioneer of faith-based community development, Dr. Soaries has led First Baptist in the construction of a new $20 million church complex and the formation of many not-for-profit entities to serve the community surrounding the church. Highlights of Dr. Soaries’ ministry include recruiting 325 families to become foster parents to 500 children; helping 200 children find adoptive parents; constructing 124 new homes for low- and moderate-income residents to own; redeveloping 150,000 square feet of commercial real estate; operating the Central New Jersey STRIVE program for job readiness; serving hundreds of youth in an after-school center and homework club; forming a youth entrepreneurship program; organizing a community development credit union; and creating the "Housing Assistance and Recovery Program," or "HARP," a program designed to help homeowners recover homes lost through foreclosure. From January 12, 1999, to January 15, 2002, Dr. Soaries served as New Jersey’s 30th Secretary of State. In 2004, he also served as the first chairman of the United States Election Assistance Commission, having been appointed by the President and confirmed by the United States Senate.

Thank you for participating in this year’s independent director election process. Your contribution helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all the stockholders it serves.

Fourth Quarter 2008 Outlook

Given the difficult economic times in which we are all doing business, I believe a short discussion of the "outlook" will be of value. Looking forward, two factors are likely to have a negative impact on the Bank’s fourth quarter 2008 operating results.

First, three-month LIBOR rates have fallen significantly. As a result, it now appears possible that net unrealized losses in the fourth quarter of 2008 related to our stand-alone or economic interest rate swaps will more than offset the other earnings of the Bank. Actual total net gains or losses from derivatives and hedging activities will depend on the level of three-month LIBOR at December 31, 2008, as well as the impact of other hedges and certain stand-alone derivative positions.

The second factor likely to have a negative impact on fourth quarter results is the recent sharp decline in short-term asset yields on the Bank’s net interest income. To ensure that the Bank would have sufficient liquidity on hand to fund member advances throughout the year-end period, the Bank has maintained a pool of liquidity funded primarily by debt issued during the first half of the quarter. As yields have declined sharply on the Bank’s short-term assets, including overnight federal funds sold and short-term advances to members, this debt has negatively impacted earnings.

Based on the expected unrealized net losses on derivatives and hedging activities and the anticipated impact of the spread associated with the Bank’s short-term assets, the Bank may report a net loss for the fourth quarter of 2008.

In connection with the preparation of its annual report for 2008, the Bank will also update its evaluation of its non-agency residential mortgage-backed securities ("MBS") to determine whether any of those securities have become "other than temporarily impaired" (OTTI) since the Bank’s third quarter evaluation. Such a determination for any individual security would require the Bank to recognize the previously unrealized fair-value loss for that security as a realized impairment loss in the fourth quarter of 2008. Based on our current knowledge, we do not expect to record any material impairment charges in relation to our non-agency MBS portfolio. The Bank has a small private-label MBS portfolio. The overwhelming majority of the MBS in our portfolio consists of Fannie Mae and Freddie Mac issues.

There can be no assurance regarding the amount of the Bank’s net income (loss) for the fourth quarter of 2008, or whether the Bank will determine that its resulting retained earnings are adequate to support the payment of a dividend at the Fed Funds Target Rate, or whether the Bank’s regulator, the Federal Housing Finance Agency, will not prohibit or otherwise restrict the Bank’s dividend payment. However, the Bank currently anticipates that it will have sufficient net income and retained earnings to declare a dividend related to the fourth quarter of 2008, to be paid at the end of January 2009, at a rate that approximates the actual average Fed Funds Target Rate for the fourth quarter, which is expected to be 1.09%.

Similarly, although there can be no assurance regarding the level of the Bank’s future earnings or its ability to pay dividends in future quarters, the Bank currently anticipates that its 2009 earnings will be sufficient to continue paying dividends at a rate equal to or greater than the average Federal Funds Target Rate for each applicable quarterly period of 2009.

I want to express my personal appreciation to each stockholder for the business you brought to the Bank in 2008. We are here to help our members play a key role in the delivery of responsible, long-term housing and community financing.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

January 2, 2009	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer